UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 21, 2019

TTEC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-11919 (Commission File Number)	84-1291044 (I.R.S. Employer Identification Number)

9197 S. Peoria Street, Englewood, CO	80112-5833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-397-8100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2019, the Board of Directors of TTEC Holdings, Inc. (the “Company”), on the recommendation of the Compensation Committee of the Board, approved revisions to compensation arrangements for the Company’s independent directors of the Company to be effective as of the start of 2019/2020 board cycle in May 2019, as follows:  (i) increase the amount of the cash retainer paid to members of the Nominating & Governance Committee from $5 thousand to $6 thousand per annum; (ii) increase the value of the annual equity grant for all directors from  $100 thousand to $110 thousands; and (iii) increase the value of the initial equity grant made to independent director who join the Board on or after the Effective Date from $100 thousand to $110 thousand.  The number of shares to be granted as part of all equity grants to be based on the fair market value of the Company’s common stock on the grant date.  The revisions were recommended by the Compensation Committee of the Board based on prevailing benchmarks reviewed by the Committee.

The Company also entered into a Fourth Amendment to its Amended and Restated Credit Agreement and Amended and Restated Security Agreement originally dated as of June 3, 2013 (collectively the “Credit Agreement”) for a senior secured revolving credit facility with a syndicate of lenders led by Wells Fargo Bank, National Association, as agent, swing line and fronting lender (the “Credit Facility.”)

The amended Credit Agreement provides for a secured revolving Credit Facility that matures on February 14, 2024 with an initial maximum commitment of $900.0 million, and an accordion feature of up to $1.2 billion in the aggregate, if certain conditions are satisfied.  Other than the extension of the Credit Facility’s maturity date and a few material terms outlined below, the material terms of the Credit Facility, including pricing and collateral, are substantially the same as those previously disclosed as part of the Company’s Annual Report on Form 10-K for the period ended December 31, 2015 (“2016 Credit Facility”).

The Credit Facility commitment fees are payable to the lenders in an amount equal to the unused portion of the Credit Facility multiplied by 0.150% per annum from the Credit Facility inception date until a compliance certificate is provided by the Company in connection with its quarterly financial statements for the quarter ended March 31, 2019, and thereafter as previously disclosed and as determined by reference to the Company’s net leverage ratio.

The Credit Agreement contains customary affirmative, negative, and financial covenants, which remained unchanged from the 2016 Credit Facility, except that the Company is now obligated to maintain a maximum net leverage ratio of 3.50 to 1.00, and a minimum Interest Coverage Ratio of 2.50 to 1.00.  The Credit Agreement permits accounts receivable factoring up to the greater of $75 million or 25 percent of the average book value of all accounts receivable over the most recent twelve month period.

Item 8.01. Other Events.

On February 21, 2019, the Company’s Board of Directors declared a cash dividend of $0.30 per common share to be paid on April 18, 2019 to shareholders of record as of March 28, 2019.

A copy of the press release announcing the cash dividend is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.   Financial Statements and Exhibits

(d)  Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
10.32	Fourth Amendment to Amended and Restated Credit Agreement.
99.1	Press release of TTEC Holdings, Inc., dated February 22, 2019, announcing the Semi-Annual Cash Dividend.

The information in this Form 8-K, including the exhibits attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TTEC Holdings, Inc.
(Registrant)

Date: February 25, 2019	By:	/s/ Regina M. Paolillo
Regina M. Paolillo
Chief Financial Officer